Exhibit 10.1

U.S. Department of Justice

United States Attorney
Southern District of New York

The Silvio J. Mollo Building
One Saint Andrew's Plaza
New York, New York 10007

October 29, 2009

Via Federal Express
Melinda Sarafa, Esq.
Sarafa Law LLC
80 Pine Street, Floor 33
New York, NY 10005

Behnam Dayanim, Esq.
Paul, Hastings, Janofsky & Walker LLP
875 15th Street, NW
Washington, DC 20005

Re:	Optimal Group Non-Prosecution Agreement

Dear Madam and Sir:

On the understandings specified below, the Office of the United States Attorney for the Southern District of New York (the "Office") will not criminally prosecute Optimal Group Inc. or its subsidiaries (collectively, "Optimal") for any crimes (except for criminal tax violations, as to which this Office cannot and does not make any agreement) related to processing by Optimal, its predecessors, or acquired companies of internet gambling related transactions originating from customers in the United States through and including 2006. This conduct is described more fully in the Statement of Facts, attached hereto as Exhibit A, which is incorporated by reference herein. This Agreement is entered into by Optimal pursuant to authority conveyed by resolution of the Board of Directors of Optimal. A copy of this resolution is attached hereto as Exhibit B.

Moreover, if Optimal fully complies with the understandings specified in this Agreement, no information provided to the Office or at its request by or on behalf of Optimal (or any other information directly or indirectly derived therefrom) will be used against Optimal in any criminal tax prosecution. This Agreement does not provide any protection against prosecution for any crimes except as set forth above, and applies only to Optimal and not to any other entities or any individuals. Optimal expressly understands that the protections provided to Optimal by this Agreement shall not apply to any successor entities, whether the successor's interest arises through a merger or plan of reorganization or otherwise, unless and until such successor formally adopts and executes this Agreement. The protections arising from this Agreement will not apply to any purchaser of all or substantially all of the assets of Optimal, unless such purchaser enters into a written agreement, on terms acceptable to this Office, agreeing in substance to undertake all of the obligations set forth in the "Continuing Obligation to Cooperate" section of this Agreement, set forth below.

Melinda Sarafa, Esq
Behnam Dayanim, Esq.
October 29, 2009

Continuing Obligation To Cooperate

Optimal acknowledges and understands that the cooperation it has provided to date in connection with a criminal investigation by this Office, and its pledge of continuing cooperation, are important and material factors underlying this Office's decision to enter into this Agreement. Accordingly, Optimal agrees to cooperate fully and actively with the Office, the Federal Bureau of Investigation (the "FBI"), and any other agency of the government designated by the Office (including the FBI, the "Designated Agencies") regarding any matter relating to the Office's investigation about which Optimal has knowledge or information.

In this regard, it is understood that, in connection with any matter relating to Optimal's business and operations Optimal: (a) shall truthfully and completely disclose all information with respect to the activities of Optimal, its officers and employees, and others concerning all such matters about which this Office inquires, which information can be used for any purpose, except as limited by the second paragraph of this Agreement; (b) shall cooperate fully with this Office and the Designated Agencies; (c) shall, at the Office's request, use its best efforts to assist this Office in any prosecution or investigation by providing logistical and technical support for any meeting, interview, grand jury proceeding, or any trial or other court proceeding; (d) shall at the Office's request, use its best efforts promptly to secure the attendance and truthful statements or testimony of any officer, agent, employee, or former officer, agent or employee, at any meeting or interview or before the grand jury or at any trial or other court proceeding; (e) shall use its best efforts promptly to provide to this Office, upon request, any document, record, or other tangible evidence relating to this Office's continuing investigation in this and related internet gambling-related matters about which this Office or one or more of the Designated Agencies may inquire, and will assemble and organize documents, records, information, and other evidence in Optimal's possession, custody, or control as may be requested by the Office or the Designated Agencies; and (f) shall bring to this Office's attention all criminal conduct by and criminal investigations of Optimal or its employees that come to the attention of Optimal's board of directors or senior management, as well as any administrative proceeding, civil action or other proceeding brought by any governmental authority in which Optimal is a party, related to the operation or management of Optimal's business. It is further understood that Optimal shall commit no crimes whatsoever. Moreover, any assistance that Optimal may provide to federal criminal investigators shall be pursuant to the specific instructions and control of this Office and designated investigators. Optimal's obligations under this paragraph shall continue until the later of (1) a period of three years from the date of the signing of this Agreement or (2) the date on which all prosecutions arising out of the conduct described in the opening paragraph of this Agreement are final.

Melinda Sarafa, Esq
Behnam Dayanim, Esq.
October 29, 2009

Forfeiture/Disgorgement Obligations

Optimal agrees that it will pay a total of $ 19,182,418.18 (the "Property") to the United States as part of this Agreement, as property involved in or proceeds received from the activities described in the Statement of Admitted Facts, all of which will be forfeited to the United States. The Property will be subject of a civil forfeiture complaint to be filed against Optimal in the United States District Court for the Southern District of New York. Optimal and this Office agree that the $19,182,418.18 seized to date by this Office shall be applied to satisfy Optimal's forfeiture obligation under this paragraph. Optimal agrees that it will not file a claim with the Court or otherwise contest any civil forfeiture action and will not assist a third party in asserting any claim against the Property. It is further understood that Optimal will not file or assist anyone in filing a petition for remission or mitigation with the Department of Justice concerning the Property.

Additional Obligations

It is understood that, should Optimal commit any crimes subsequent to the date of the signing of this Agreement or fail to comply with its forfeiture/disgorgement obligations as described above, or should it be determined that Optimal or any of its representatives have given false, incomplete, or misleading testimony or information, or has otherwise violated any provision of this Agreement, (a) Optimal shall thereafter be subject to prosecution for any federal offense of which this Office has knowledge, including perjury and obstruction of justice; (b) all statements made by Optimal's representatives to this Office, or one or more of the Designated Agencies, including but not limited to the appended Statement of Facts, and any testimony given by Optimal's representatives before a grand jury subsequent to the signing of this Agreement, and any leads from such statements or testimony, shall be admissible in evidence in any criminal proceeding brought against Optimal and relied upon as evidence to support any penalty imposed on Optimal; and (c) Optimal shall assert no claim under the United States Constitution, any statute, Rule 410 of the Federal Rules of Evidence, or any other federal rule that such statements or any leads therefrom should be suppressed. In addition, any such prosecution that is not time-barred by the applicable statute of limitations on the date of the execution of this Agreement may be commenced against Optimal, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the commencement of such prosecution. It is the intent of this Agreement to waive all defenses based on the statute of limitations with respect to any prosecution that is not time-barred on the date that this Agreement is signed.

Melinda Sarafa, Esq
Behnam Dayanim, Esq.
October 29, 2009

It is understood that Optimal acknowledges and accepts as accurate the facts set forth in the Statement of Facts attached as Exhibit A, which is incorporated by reference herein. Optimal hereby agrees to maintain, with respect to its operations, a permanent restriction on providing payment processing services for gambling merchants in connection with customers in the United States in violation of the law of the United States or the law of any jurisdiction within the United States.

It is understood that this Agreement does not bind any federal, state, or local agencies, any licensing authorities, or any regulatory authorities. If requested by Optimal, this Office will, however, bring the cooperation and remedial actions of Optimal to the attention of other prosecuting and other investigative offices or other licensing or regulatory authorities.

Melinda Sarafa, Esq
Behnam Dayanim, Esq.
October 29, 2009

With respect to this matter, this Agreement supersedes all prior understandings, promises and/or conditions between this Office and Optimal. No additional promises, agreements, and conditions have been entered into other than those set forth in this letter and none will be entered into unless in writing and signed by all parties.

Very truly yours,

PREET BHARARA
United States Attorney
Southern District of New York

	By:	/s/ Arlo Devlin-Brown
Arlo Devlin-Brown
Jonathan New
Assistant United States Attorneys

/s/ Richard Zabel
Richard Zabel
Chief, Criminal Division

AGREED AND CONSENTED TO:

/s/ Neil Wechsler		October 30, 2009
Pursuant to Authority Conveyed By Resolution of the Board of Directors of Optimal		Date

APPROVED:

/s/ Melinda Sarafa, Esq.		October 30, 2009
Melinda Sarafa, Esq.		Date
Behnam Dayanim, Esq.

Exhibit A

STATEMENT OF FACTS

Corporate History and Structure

1.
Optimal Group Inc. ("Optimal") is a Canadian corporation established in 1984. Under its previous name of Optimal Robotics Corp., Optimal was a provider of self-checkout systems to retailers and, through wholly-owned subsidiaries, of repair and field services to retail, financial services and other third-party accounts.

2.
In 2004, following the sale of its self-checkout business and to reposition its business activities, Optimal acquired Terra Payments Inc. (formerly SureFire Commerce Inc.), a provider of payment processing and electronic commerce services. In conjunction with this acquisition, Optimal changed its name from Optimal Robotics Corp. to Optimal Group Inc.

3.
Following its acquisition by Optimal, Terra Payments became a wholly-owned subsidiary of Optimal known as Optimal Payments Inc. The Optimal Payments group of companies provided payment processing services to a variety of merchants, including Internet gambling merchant websites. In May 2005, the Optimal Payments group assets relating to the processing of transactions involving Internet gambling merchant websites were transferred to FireOne Group plc, a newly-established, Ireland-based affiliate of Optimal Payments. In June 2005, in conjunction with the public placement of 20% of FireOne Group's issued and outstanding share capital, the shares of FireOne Group began trading on the Alternative Investment Market ("AIM") of the London Stock Exchange.

Payment Processing Business (Optimal Payments/FireOne Group)

4.
Optimal's payment processing subsidiaries provided technology and services required by businesses to accept credit card, electronic check and direct debit payments. Such technology and services were provided for Internet businesses, including Internet gambling merchant websites, mail-order/telephone-order and retail point-of-sale merchants.

5.
Through its subsidiaries, Optimal processed payment transactions in connection with Internet gambling merchant websites through the use of credit and debit cards, electronic debit and a stored-value, electronic wallet known as FirePay. The Internet gambling websites were located outside of the United States. A substantial majority of the transactions in connection with Internet gambling merchant websites originated from customers located in the United States, including in the Southern District of New York.

6.
Optimal continued to process transactions originating from U.S. customers in connection with Internet gambling merchant websites until October 13, 2006, the day the Unlawful Internet Gambling Enforcement Act ("UIGEA") was signed into law. On that date, Optimal stopped all transfers of U.S. customer funds to Internet gambling merchant websites. Shortly thereafter, Optimal voluntarily agreed to cooperate with the United States Attorney's Office for the Southern District of New York in its investigation of unlawful Internet gambling.

7.
From April 2004, when Optimal acquired Terra Payments, through December 2004, Optimal's subsidiaries processed a total of approximately $1.4 billion in payment transactions. Of this amount, $610 million consisted of transactions involving Internet gambling merchant websites, generating revenue of $32.8 million. Of the transactions involving Internet gambling merchant websites, approximately 80% originated from U.S. customers.

8.
During the year 2005, Optimal's subsidiaries processed a total of approximately $5.5 billion in payment transactions. Of this amount, $1.2 billion consisted of transactions involving Internet gambling merchant websites, generating revenue of $76.3 million. Of the transactions involving Internet gambling merchant websites, approximately 83% originated from U.S. customers.

9.
During the year 2006, Optimal's subsidiaries processed a total of approximately $7.4 billion in payment transactions. Of this amount, $1.3 billion consisted of transactions involving Internet gambling merchant websites, generating revenue of $84.2 million. Of the transactions involving Internet gambling merchant websites, approximately 82% originated from U.S. customers.

10.
After Optimal ceased processing U.S. customer transactions involving Internet gambling merchant websites, Optimal disposed of substantially all of the assets of its payment processing business, including the entirety of the business formerly operated by Terra Payments. Today, through its subsidiaries (WowWee Group Limited and related companies), Optimal is principally a toy and consumer electronics business.

11.
Optimal knew that its payment processing services were being provided to U.S. customers in connection with Internet gambling merchant websites. Optimal recognizes that the services provided by the Internet gambling merchant websites, for which Optimal's subsidiaries provided payment processing services, violated certain United States laws, including 18 U.S.C. § 1084 and 18 U.S.C. § 1955.

Exhibit B

OPTIMAL GROUP INC.

CERTIFIED RESOLUTION

I do herby certify that the following is a true and complete copy of a resolution of the Board of Directors of Optimal Group Inc. (the "Corporation") adopted at a meeting of the Directors duly convened and held on October 30, 2009:

"WHEREAS the Board deems it to be in the best interest of the Corporation to enter into a non-prosecution agreement with the Office of the United States Attorney for the Southern District of New York, substantially in the form reviewed by the Directors, including the Statement of Facts to be annexed thereto.

NOW, THEREFORE, BE IT RESOLVED:

THAT the entering into of a non-prosecution agreement with the Office of the United States Attorney for the Southern District of New York, substantially in the form reviewed by the Directors, including the Statement of Facts to be annexed thereto, be and it is hereby approved; and

THAT either of the Co-Chairmen of the Corporation, acting alone, be and is hereby authorized and empowered, for and on behalf of the Corporation, to execute and deliver the non-prosecution agreement with such additions, deletions or other changes as such Co-Chairman may approve, such approval to be evidenced by his execution and delivery of the non-prosecution agreement.

CERTIFIED at Montreal, this 30th day of October 2009.

/s/ Leon Garfinkle
Leon Garfinkle
Senior Vice-President,
General Counsel and Secretary